As filed with the Securities and Exchange Commission on September 30, 1998
                                                 Registration No.

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          IMCLONE SYSTEMS INCORPORATED
             (Exact name of registrant as specified in its charter)

            Delaware                                          04-2834797
   (State or other jurisdiction of                        (I.R.S. Employer
    incorporation or organization)                        Identification No.)

                                180 Varick Street
                            New York, New York 10014
               (Address of Principal Executive Offices) (Zip code)

    ImClone Systems Incorporated 1996 Incentive Stock Option Plan, As Amended ImClone Systems Incorporated 1996 Non-Qualified Stock Option Plan, As Amended
                            (Full title of the plan)

                                   ----------

                                 John B. Landes
            Vice President, Business Development and General Counsel
                          ImClone Systems Incorporated
                                180 Varick Street
                            New York, New York 10014
                     (Name and address of agent for service)

                                 (212) 645-1405
          (Telephone number, including area code, of agent for service)

                                    Copy to:
                           Lawrence A. Darby III, Esq.
                   Kaye, Scholer, Fierman, Hays & Handler, LLP
                                 425 Park Avenue
                          New York, New York 10022-3598

                         CALCULATION OF REGISTRATION FEE

================================================================================
Title of       Amount          Proposed maximum   Proposed maximum  Amount of
securities to  to be           offering           aggregate         registration
be registered  registered(1)   price per share(2) offering price(2) fee
--------------------------------------------------------------------------------
Common Stock,
$.001 par
value .......     1,480 shares     $ 9.625          $    14,246        $    5
              1,161,726 shares       9.699           11,267,581         3,324
                336,794 shares       6.130            2,064,548           609
--------------------------------------------------------------------------------
   Totals ... 1,500,000 shares                      $13,346,375        $3,938
================================================================================

----------
(1) Excludes such additional indeterminate number of shares as may be issuable pursuant to the anti-dilution provisions of the Plans (as defined). This total represents an additional 1,500,000 shares of Common Stock, in the aggregate, reserved for issuance pursuant to options granted or which may be granted under either of the ImClone Systems Incorporated 1996 Non-Qualified Stock Option Plan, As Amended, or the ImClone Systems Incorporated 1996 Incentive Stock Option Plan, As Amended (together, the "Plans"). With respect to the Plans, 1,500,000 of the shares of Common Stock reserved for issuance pursuant thereto were previously registered pursuant to the Registrant's Registration Statement on Form S-8, File No. 333-10275, filed with the Securities and Exchange Commission on August 15, 1996.

(2) Estimated solely for the purposes of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, the proposed maximum offering price per share and the proposed maximum aggregate offering price of shares subject to outstanding options have been determined based on the average exercise prices of such outstanding options and shares not subject to outstanding options have been determined based on the average of the high and low prices of the Common Stock on September 29, 1998, as reported by NASDAQ National Market.

REOFFER PROSPECTUS

                          IMCLONE SYSTEMS INCORPORATED

                                2,852,874 SHARES
                                 OF COMMON STOCK

      This Reoffer Prospectus (this "Prospectus") relates to the reoffer and resale of an aggregate of 2,852,874 shares (the "Shares") of the Common Stock, par value $.001 per share (the "Common Stock"), of ImClone Systems Incorporated (the "Company" or the "Registrant"). The Shares may be acquired, or have been acquired, by certain officers and directors of the Company who may be deemed to be "affiliates" of the Company (as defined in Rule 405 under the Securities Act of 1933, as amended (the "Securities Act")), all as identified herein (the
"Selling Stockholders"), from time to time upon the exercise of (A) stock options ("Options") granted as of the date of this Prospectus and/or which may in the future be granted to such Selling Stockholders pursuant to (i) the ImClone Systems Incorporated 1996 Incentive Stock Option Plan and/or (ii) the ImClone Systems Incorporated 1996 Non-Qualified Stock Option Plan and/or (iii) the ImClone Systems Incorporated 1986 Incentive Stock Option Plan and/or (iv) the ImClone Systems Incorporated 1986 Non-Qualified Stock Option Plan (collectively, the "Plans") and (B) certain compensatory warrants (the "Warrants") to acquire shares of the Common Stock of the Company previously issued by the Company to certain of its officers and directors. The Company may from time to time supplement and/or amend this Prospectus to cover additional shares of Common Stock that underlie Options granted pursuant to one or more of the Plans to "affiliates" of the Company.

      The Selling Stockholders may, from time to time, offer all or part of the Shares on the NASDAQ National Market or such national securities exchange upon which the Common Stock may be traded at the time of any such sales, in negotiated transactions or by a combination of these methods, at fixed prices that may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices. The Selling Stockholders may effect these transactions by selling the Shares to or through broker-dealers, who may receive compensation in the form of discounts or commissions from a Selling Stockholder, or from the purchasers of the Common Stock for whom the broker-dealers may act as agent or to whom they may sell as principal, or from both. The Company has paid or will pay all expenses in connection with the preparation and reproduction of the Registration Statements of which this Prospectus is a part, which current expenses are estimated, in the aggregate, to be approximately $20,000. The Company will not receive any part of the proceeds of any sales by Selling Stockholders of Shares. However, the Company has received or will receive the exercise price payable or paid by Selling Stockholders upon the exercise of Options issued under the Plans and upon the exercise of Warrants. The Selling Stockholders will pay the brokerage commissions charged to sellers in connection with any sales of Shares thereby hereunder. In lieu of being sold pursuant to this Prospectus, any of the Shares which are eligible for sale pursuant to Rule 144 under the Securities Act ("Rule 144") may be sold by Selling Stockholders under Rule 144. See "Plan of Distribution."

      The Company's Common Stock trades on the NASDAQ National Market under the ticker symbol "IMCL". On September 29, 1998, the closing sale price of the Common Stock on the NASDAQ National Market was $9 1/16 per share.

      See "RISK FACTORS" beginning on page 7 for a discussion of certain factors that should be considered in connection with an investment in the Common Stock offered hereby.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OF ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      No dealer, salesman or any other person has been authorized to give any information or to make any representations, other than as contained herein, in connection with the offer made in this Prospectus, and any information or representations not contained herein must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Common Stock offered by this Prospectus, nor does it constitute an offer to sell or a solicitation of an offer to buy any shares of Common Stock offered hereby to any person in any jurisdiction where it is unlawful to make such an offer or solicitation to such person. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that information contained herein is correct as of any time subsequent to the date hereof.

               The date of this Prospectus is September 30, 1998.

                        SECTION 10(a) PROSPECTUS; REOFFER
                     PROSPECTUS; POST-EFFECTIVE AMENDMENT TO
                    PREVIOUSLY FILED REGISTRATION STATEMENTS

      Section 10(a) Prospectus. The documents containing the information specified in Part I of this Registration Statement on Form S-8 will be sent or given to participants in the Plans as specified by Rule 428(b)(i) under the Securities Act of 1933, as amended. Such documents are not required to be, and are not being, filed by the Company with the Securities and Exchange Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act of 1933, as amended. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

      Reoffer Prospectus. The material which follows up to but not including the page beginning Part II of this Registration Statement, constitutes a "reoffer prospectus," prepared in accordance with the requirements of Part I of Form S-3, in accordance with General Instruction C of Form S-8, to be used in connection with reoffers and resales of securities acquired under the ImClone Systems Incorporated 1996 Incentive Stock Option Plan, As Amended, and/or the ImClone Systems Incorporated 1996 Non-Qualified Stock Option Plan, As Amended and/or the ImClone Systems Incorporated 1986 Non-Qualified Stock Option Plan and/or the ImClone Systems 1986 Incentive Stock Option Plan and/or under certain warrants to acquire shares of Common Stock of the Registrant.

      Post-Effective Amendment to Previously Filed Registration Statements. Pursuant to Rule 429 under the Securities Act of 1933, as amended, the "reoffer prospectus" included as part of this Registration Statement on Form S-8 also relates to certain securities registered under ImClone Systems Incorporated's Registration Statement on Form S-8 (File No. 33-95894) filed with the Securities and Exchange Commission and declared effective on August 24, 1995 and ImClone Systems Incorporated's Registration Statement on Form S-8 (File No. 333-10275) filed with the Securities and Exchange Commission and declared effective on August 15, 1996 (together, the "Prior Registration Statements"), is intended for use therewith and constitutes a post-effective amendment to each of the Prior Registration Statements. Such "reoffer prospectus" is being filed as a post-effective amendment to each of the Prior Registration Statements in reliance upon Item 3(a) of General Instruction C of Form S-8 under the Securities Act of 1933, as amended.

                                TABLE OF CONTENTS

                                                                           Page

AVAILABLE INFORMATION.......................................................1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................1
CERTAIN FACTORS AFFECTING FORWARD LOOKING STATEMENTS........................2
PROSPECTUS SUMMARY..........................................................2
RISK FACTORS................................................................7
USE OF PROCEEDS............................................................13
SELLING STOCKHOLDERS.......................................................14
PLAN OF DISTRIBUTION.......................................................16
LEGAL MATTERS..............................................................16
DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES.............................17

                              AVAILABLE INFORMATION

      The Company has filed three separate Registration Statements on Form S-8 (the "Registration Statements") under the Securities Act with the Commission (as defined), with respect to the shares of Common Stock of the Company offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statements and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, the Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the U.S. Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the Public Reference Room maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C., 20549, and at the regional offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York, 10048 and Northwestern Atrium Center, 500 West Madison Street, Room 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C., at prescribed rates. Information regarding the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of that site is http://www.sec.gov. The Company's Common Stock is traded on the NASDAQ National Market under the ticker symbol "IMCL." Reports, proxy statements and other information may also be inspected at the NASDAQ National Market offices located at 1735 K Street, N.W., Washington, D.C. 20006.

      Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an Exhibit to the applicable Registration Statement or otherwise filed with the Commission, each such statement being qualified in all respects by such reference, and each such contract or other document shall be deemed to be incorporated by reference into this Prospectus.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents, including all amendments filed for the purpose of completing or updating such reports, which have been heretofore filed by the Company with the Commission pursuant to the Exchange Act are hereby incorporated by reference and made a part hereof:

      1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

      2. The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1998 and June 30, 1998.

      3.    The Company's  Current  Report on Form 8-K, dated February 10, 1998.

      4. The description of the Company's Common Stock, par value $.001 per share,contained in its registration statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

      All other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment to the applicable Registration Statement which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to collectively as the "Incorporated Documents").

         Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained therein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company undertakes to provide without charge to each person (including any beneficial owner) to whom a copy of this Prospectus is delivered, upon oral or written request of such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Requests for such copies should be directed to the attention of John B. Landes, Vice President, Business Development and General Counsel, ImClone Systems Incorporated, 180 Varick Street, 7th Floor, New York, New York 10014; (212) 645-1405.

              CERTAIN FACTORS AFFECTING FORWARD LOOKING STATEMENTS

      This Prospectus, including the documents and information incorporated herein by reference, contains forward-looking statements within the meaning of
Section 27A of the Securities Act that involve risks and uncertainties. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company is hereby providing cautionary statements identifying important factors that could cause the Company's actual results to differ materially from those expressed in forward-looking statements made in this Prospectus, including the documents and information incorporated herein by reference. Any statements that express beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words of phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "intends," "plans," "projection," and "outlook") may be forward-looking and, accordingly, such statements may involve estimates, assumptions, risks and uncertainties which could cause actual results and performance of the Company to differ materially from those expressed in the forward-looking statements. In evaluating the Company and its operations, performance and results, investors should consider, among other things, and any forward-looking statements contained in this Prospectus are qualified in their entirety by reference to, the factors discussed herein under the caption "Risk Factors" and the estimates, assumptions, risks and uncertainties discussed in the Company's most recent Annual Report on Form 10-K under the captions "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," in the Company's Quarterly Reports on Form 10-Q, and in the Company's other reports filed under the Exchange Act, in each case incorporated by reference herein.

      The risk factors described herein could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements of the Company or made by or on behalf of the Company, and investors, therefore, should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management of the Company to predict all of such factors. Further, management cannot necessarily assess the impact of each such factor on the Company's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                               PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by the more detailed information, "Risk Factors" and financial statements, including the notes thereto, included or incorporated by reference in this Prospectus. The securities offered hereby involve a high degree of risk. See "Risk Factors."

      General.

      The Company is a biopharmaceutical company engaged primarily in research and development of therapeutic products for the treatment of cancer and cancer-related disorders. The Company's product candidates include interventional therapeutics for cancer and cancer vaccines.

      Development Programs.

      C225 Cancer Therapeutic. The Company's lead interventional therapeutic for cancer is a chimerized (part mouse, part human) antibody that acts to block the Epidermal Growth Factor receptor ("EGFr"). EGFr has been shown to be over-expressed in the cells of approximately one-third of all solid cancers. It is also expressed in select normal tissue. In vivo animal studies with human tumors have shown that C225 in combination with various chemotherapeutic agents (doxorubicin, cisplatin or paclitaxel) demonstrates a pronounced enhancement of the anti-tumor effect of the chemotherapeutic agents, resulting in the elimination of human tumors established in these animals. The studies have demonstrated long-term tumor-free survival of animals. The Company's research has also shown that C225 used alone has efficacy in renal cell carcinoma and pancreatic carcinoma animal models.

      Since December 1994, the Company has initiated several Phase Ib/IIa clinical trials of C225 at Memorial Hospital (the patient care arm of Memorial Sloan-Kettering Cancer Center) ("Sloan-Kettering"), Yale Cancer Center, University of Virginia, MD Anderson Cancer Center and the University of Alabama, among others. These studies have involved intravenous administration of escalating doses of C225, both with and without chemotherapeutic agents, in patients with various solid cancers. Several of these studies are ongoing. These studies have shown that the drug is generally well-tolerated. In 1997, the Company initiated Phase Ib/IIa studies in head and neck cancer patients using C225 alone (begun in July 1997), in conjunction with cisplatin (begun in April
1997) and in conjunction with radiation (begun in April 1997). Additionally, in December 1997, the Company initiated a multi-center, open label Phase II clinical trial to evaluate the effect of C225 on time to progression of disease in 53 patients with metastatic renal cell carcinoma. The Company expects to initiate Phase II/III studies to evaluate the potential of C225 in various additional tumor types, such as head and neck and pancreatic cancers.

      BEC2 Cancer Vaccine. BEC2 is a monoclonal anti-idiotypic antibody which the Company believes may be useful to prevent or delay the onset of recurrent primary tumors or metastatic disease. The antibody, which mimics the ganglioside GD3, has been tested since 1991 in Phase I clinical trials at Sloan-Kettering against certain forms of cancer, including small cell lung carcinoma and melanoma. There has been evidence of prolonged survival of patients with small cell lung carcinoma in a pilot study involving BEC2 at Sloan-Kettering. The Company has granted Merck KGaA, formerly E. Merck ("Merck"), a German-based pharmaceutical company, exclusive rights to manufacture and market BEC2 worldwide, except that in North America, Merck does not have the right to manufacture BEC2 and the Company has retained the right to co-promote BEC2. It is the intent of the parties that the Company will be the bulk product manufacturer of BEC2 to support worldwide sales. In return, Merck is paying the Company research support, is required to pay the Company milestone fees and royalties on future sales, if any, and will share with the Company revenues associated with the sale of BEC2 by Merck in North America. A Phase III multinational clinical trial for BEC2 in treatment of limited disease small cell lung carcinoma has been opened and patient enrollment has been initiated.

      Chimerized Monoclonal Antibody Inhibitor of Angiogenesis. The Company has developed a monoclonal antibody, c-p1C11, which is specific for the KDR receptor for Vascular Endothelial Growth Factor ("VEGF"). The antibody is currently in pre-clinical studies in preparation for the filing of an Investigational New Drug ("IND") Application and the further testing of the product as a potential cancer therapeutic. The Company is also preparing a humanized form of the antibody, in conjunction with MRC Collaborative Center. KDR and VEGF are known to be involved in angiogenesis, which is the natural process of growth of new blood vessels. A therapeutic product that would inhibit angiogenesis could be of value in treatment of cancer as well as other diseases that depend on growth of blood vessels, such as diabetic retinopathy, macular degeneration and rheumatoid arthritis.

      Research Programs.

      In addition to concentrating on its products in clinical development, the Company performs ongoing research in a number of related areas.

      Interventional Therapeutics. The Company conducts an interventional cancer therapeutic research program in the development of inhibitors of tyrosine kinase receptors (growth factor receptors) associated with tumor cell regeneration and support.

      In addition to its chimerized monoclonal antibody in development, the Company is seeking to develop other antibodies that inhibit angiogenesis. In connection with this research and development of the chimerized angiogenesis inhibitor, the Company is sponsoring research programs at various academic institutions to test KDR specific therapeutics in animal models.

      The Company has also initiated a program to develop small molecule antagonists of growth factor receptors, including both angiogenic growth factor receptors and EGF receptors. In October 1997, the Company entered into an agreement with CombiChem, Inc. ("CombiChem"), a combinational chemistry company, pursuant to which the Company has access to CombiChem's library of small molecules for screening in the Company's assays for identification of lead candidates. The Company also made an equity investment in CombiChem. The Company has also entered into an agreement with the Institute for Molecular Medicine in Freiburg, Germany to screen small molecule therapeutic candidates, including those provided by the compound libraries of CombiChem, against various tyrosine receptors.

      The Company is conducting research on the validation of vascular-specific cadherin ("VE-cadherin") as a novel potential drug target to inhibit cancer-associated angiogenesis. VE-cadherin is believed to play an important role in angiogenesis by enabling the assembly of endothelial cells into vascular tubes. Cancer growth is dependent on the formation of a capillary blood vessel network in the tumor, and VE-cadherin antagonists may thus have utility as anti-cancer agents. The Company will test monoclonal antibodies against VE-cadherin as potential angiogenesis inhibitors and use its high-throughput assays for the identification of small molecule VE-cadherin inhibitors. In connection with this program, the Company has also acquired exclusive rights to VE-cadherin-2 and to antibodies to VE-cadherin, and has initiated a collaboration with Mario Negri Institute for Pharmacological Research (Milan, Italy) to conduct pharmacological research in the role of VE-cadherins in antiogenesis.

      Cancer Vaccines. The Company seeks to discover potential cancer vaccines as another route to cancer treatment. Cancer vaccines would activate immune responses to tumors to protect against local spread, distant metasteses or recurrence of cancer. Choosing appropriate cancer cell targets and generating effective immune responses are the focus of the Company's cancer vaccine program. For example, research is being conducted on a possible malignant melanoma vaccine based on the tumor associated antigen known as gp75. Patients with malignant melanoma are known to produce antibodies and T cells that recognize gp75. Animal studies have shown that a gp75 cancer vaccine is highly effective in eliciting an immune response against melanoma cells and preventing or inhibiting growth of experimental melanoma tumors in mice.

      Endothelial Stem Cell Technology. The Company has proprietary technology capable of isolating endothelial stem cells and is exploring uses of endothelial stem cells for stimulation of collateral blood circulation in ischemias (e.g., myocardial ischemia and peripheral vascular disease) as well as for gene therapy delivery. The Company is considering whether to pursue this research directly or through its recently established wholly-owned subsidiary, EndoClone Incorporated.

      Hematopoiesis. The Company is conducting research in hematopoiesis (growth and development of blood cell elements) aimed at discovering factors to support hematopoietic stem cells and to control the proliferation, differentiation and functional deterioration of hematopoietic elements.

      The Company has an exclusive license from The National Institutes of Health ("NIH") to the delta-like ("DLK") protein and gene for use in stem cell and gene therapy. DLK is a member of a family of proteins which appear to have the ability to maintain cells in an undifferentiated state.

      The Company also has entered into a non-exclusive license and supply agreement with Immunex Corporation ("Immunex") for use of the FLK-2/FLT-3 ligand for ex vivo cell therapies. Immunex has taken a license from the Company to the FLK-2 receptor, the scope of which is limited to the use by Immunex in the manufacture of the FLK-2/FLT-3 ligand. Immunex is currently testing the ligand in human trials for stem cell mobilization and for tumor inhibition.

      The Company also has rights to recombinant mutein form of Interleukin-6 ("interleukin-6m" or "IL-6m") which it has tested in human trials in cancer patients to seek to stimulate platelet production. The Company is currently monitoring third party research with IL-6m to explore the possibility that IL-6m may be a critical factor in liver cell regeneration.

      Licensed Diagnostics and Infectious Disease Vaccines.

      The Company has licensed its diagnostic and infectious disease vaccine product areas, based on its earlier research, to corporate partners for further development and commercialization. The Company has granted the Wyeth/Lederle vaccine and pediatrics division of American Home Products Corporation ("American Home") a worldwide license to manufacture and market its infectious disease vaccines, which are in development. In January 1998, this agreement was extended to allow the continuation through September 1999 of pre-clinical research in preparation for clinical trials of infectious disease candidate vaccines for the treatment of gonorrhea and the receipt by the Company of annual funding from American Home during such period in the amount of $300,000. The Company has also entered into a strategic alliance with Abbott Laboratories ("Abbott") pursuant to which the Company has licensed certain of its diagnostic products to Abbott on a worldwide basis. In mid-1995, Abbott launched in Europe its first DNA-based test, using the Company's proprietary Repair Chain Reaction ("RCR") DNA probe technology, for the diagnosis of the sexually transmitted disease chlamydia. Abbott has added tests for gonorrhea and mycobacteria, and has launched sales in the United States as well. In December 1996, the Company and Abbott modified this agreement to provide for an exclusive sublicensing agreement with Chiron Diagnostics ("Chiron") for the Company's patented DNA signal amplification technology, AMPLIPROBE. Under the terms of the agreement all sales of Chiron branched DNA diagnostic probe technology in countries covered by Company patents will be subject to a royalty to Abbott to be passed through to the Company.

      Research and Development.

      The Company initiated its in-house research and development in 1986. The Company has assembled a scientific staff with a variety of complementary skills in a broad base of advanced research technologies, including oncology, immunology, molecular and cell biology, antibody engineering, protein and synthetic chemistry and high-throughput screening. The Company has also recruited a staff of technical and professional employees to carry out manufacturing of clinical trial materials at its Somerville, New Jersey manufacturing facility. In addition to its research programs pursued in-house, the Company collaborates with certain academic institutions and corporations to support research in areas of the Company's product development efforts. The Company has also entered into collaborations with major pharmaceutical companies in order to obtain funding and product development and commercialization assistance for certain of its therapeutic product candidates in exchange for specific product licensing rights. The Company intends to enter into additional agreements of this nature with appropriate pharmaceutical company partners with the resources and experience to assist the Company financially to successfully bring its products to market, both in the United States and abroad. There can be no assurance, however, that the Company will be successful in consummating any such arrangements.

      In addition to its research programs pursued in-house and in collaboration with corporate partners, the Company collaborates with certain academic institutions to support research in areas related to the Company's product development efforts. These institutions include, but are not limited to, the National Cancer Institute, Sloan-Kettering, the University of California, Princeton University, the University of North Carolina, The Wistar Institute, The University of Texas Southwestern Medical Center and The Mario Negri Institute for Pharmacological Research. Usually, research supported at outside academic institutions is performed in conjunction with additional in-house research. The Company also has collaborations with institutions related to the performance of its clinical trials. Such institutions include, but are not limited to, Sloan-Kettering, Yale Cancer Center, the University of Virginia, MD Anderson Cancer Center, and the University of Alabama.

      The Company operates a facility in Somerville, New Jersey for the manufacture of bulk materials of its therapeutic candidates in quality and quantity sufficient for human clinical trials. At this facility, the Company is producing C225 bulk drug. At this facility, the Company also supports clinical development of both the C225 and BEC2 programs.

      The Company was incorporated in Delaware in 1984 and commenced its principal research and development operations in March 1986. The Company's principal executive offices and laboratories are located at 180 Varick Street, New York, New York, 10014, and the telephone number is (212) 645-1405.

      The Offering.

Common Stock being Offered ............      The   Prospectus   relates   to  an
                                             offering     by     the     Selling
                                             Stockholders  of  up  to  2,852,874
                                             shares of Common Stock which may be
                                             acquired,  or have been acquired by
                                             such Selling  Stockholders upon the
                                             exercise  of  Options  issued as of
                                             the  date  of  this  Prospectus  or
                                             thereafter under the Plans and upon
                                             the exercise of the Warrants.

Common Stock Outstanding
   after the Offering .................      As  of   September   25,  1998  the
                                             Company  had  24,437,522  shares of
                                             Common Stock outstanding.  Assuming
                                             that   all  of  the   Options   and
                                             Warrants     held    by     Selling
                                             Stockholders as of the date of this
                                             Prospectus  are  exercised  and  no
                                             other  shares of  Common  Stock are
                                             issued  following  the date of this
                                             Prospectus,  the Company would have
                                             26,833,901 shares of  Common  Stock
                                             outstanding.

Use of Proceeds .......................      The  Company  will not  receive any
                                             proceeds   from  the  sale  of  the
                                             Shares   offered  by  the   Selling
                                             Stockholders.  However, the Company
                                             has  received  or will  receive the
                                             exercise  price  payable or paid by
                                             Selling   Stockholders   upon   the
                                             exercise  of Options  issued  under
                                             the Plans and upon the  exercise of
                                             Warrants. If all of the Options and
                                             Warrants   held   by  the   Selling
                                             Stockholders as of the date of this
                                             Prospectus   are   exercised,   the
                                             Company  will   receive   aggregate
                                             estimated  proceeds  in  connection
                                             with the  payment  of the  exercise
                                             prices of such Options and Warrants
                                             (including any amounts
                                             received in respect  thereof by the
                                             Company  in  connection   with  the
                                             exercise  of Options  and  Warrants
                                             prior   to   the   date   of   this
                                             Prospectus)    of     approximately
                                             $17,562,000.       The      Company
                                             anticipates   using  any   proceeds
                                             received,  and has  used  any  such
                                             proceeds previously received,  upon
                                             the  exercise  of the  Options  and
                                             Warrants  (i) to  continue  to fund
                                             and   expand   its   research   and
                                             development  programs  and (ii) for
                                             general     corporate     purposes,
                                             including working capital. See "Use
                                             of Proceeds."
NASDAQ National
  Market Symbol........................      IMCL

Risk Factors...........................      See "Risk Factors" for a discussion
                                             of certain risk factors that should
                                             be   considered   by    prospective
                                             investors  in  connection  with  an
                                             investment  in the  Shares  offered
                                             hereby.

                                  RISK FACTORS

      An investment in the Shares offered by this Prospectus involves a high degree of risk. In addition to the other information contained or incorporated by reference in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Shares offered hereby.

      Early Stage of Product Development; Technological Uncertainty.

      The Company was founded in 1984 and opened its laboratory in New York in 1986. Substantially all of the Company's products are in research or the early stages of development or clinical studies. Substantially all of the Company's revenues were generated from license and research arrangements with corporate sponsors. The Company's revenues under its research and license agreements with corporate sponsors have fluctuated and are expected to fluctuate significantly from period to period. Similarly, the Company's results of operations have fluctuated and are expected to fluctuate significantly from period to period. These variations have been, and are expected to be, based primarily on the timing of entering into supported research and license agreements, the status of development of the Company's various products, the timing and level of revenues from sales by its partner in diagnostics, Abbott, of products bearing the Company's technology, the addition or termination of research programs or funding support, performance by the Company's corporate collaborators of their funding obligations, the achievement of specified research or commercialization milestones and variations in the level of expenditures for the Company's proprietary products during any given period. The Company's products will require substantial additional development and clinical testing and investment prior to commercialization. To achieve profitable operations, the Company, alone or with others, must successfully develop, introduce and market its products. No assurance can be given that any of the Company's product development efforts will be successfully completed, that required regulatory approvals can be obtained or that any products, if developed, will be successfully manufactured or marketed or achieve customer acceptance.

      History of Operating Losses and Accumulated Deficit.

      The Company has experienced significant operating losses in each year since its inception, due primarily to substantial research and development expenditures. As of June 30, 1998, the Company had an accumulated deficit of approximately $125 million. The Company expects to incur significant additional operating losses over each of the next several years.

      Cash Requirements; Need for Additional Funding.

      The Company has expended and will continue to expend in the future substantial funds to continue the research and development of its products, conduct preclinical and clinical trials, establish clinical-scale and commercial-scale manufacturing in its own facilities or in the facilities of others, and market its products.

      The Company expects to incur substantial funding requirements for the expansion of operations, including (i) the expansion of the clinical trials of C225 and the related manufacturing program to support these trials which may include expansion of the Company's facilities and (ii) in an effort to develop new product candidates, the expansion of research and development activities including among other things, increased staffing, the acquisition of equipment, and the consummation of new outside research agreements. In addition, $2,200,000 of the Industrial Development Revenue Bonds issued by the New York Industrial Development Agency ("NYIDA") in 1990 with a scheduled maturity in 2004 become due upon the earlier termination of the lease (the "Lease") for the Company's New York facility. The Lease is scheduled to expire in March 1999, however, the Company currently expects to be able to extend the Lease and retrofit the facility to better suit its needs, although there is no assurance that it will be able to do so. Assuming the extension of the Lease, the Company expects that the ongoing research support of its corporate partners, together with its other capital resources, will be sufficient to enable it to fund its current and planned operations through the end of the year 2000. The receipt of certain of such ongoing research support is subject to the attainment by the Company of specified research and development milestones, certain of which have not yet been achieved. No assurance can be given that there will not be a change in projected research support (including research and development milestones), or in other expenses that would lead to the Company's capital being consumed at a faster rate than currently expected, or that the Lease will be extended. The Company will require significant levels of additional capital and intends to raise the necessary capital through additional arrangements with corporate partners, equity or debt financings or from other sources. There is no assurance that the Company will be successful in consummating any such arrangements or financings. If adequate funds are not available, the Company may be required to significantly curtail its planned operations.

      The Company has entered into preliminary discussions with several major pharmaceutical companies concerning the funding of research and development for certain of its products in research. No assurance can be given that the Company will be successful in pursuing any such alternatives. In addition, the Company is in preliminary discussions with several major pharmaceutical companies with respect to a strategic alliance for the development of its lead product candidate, C225. Such a strategic alliance could include an up-front equity investment by such a company in the Company, as well as the payment to the Company of technology access fees, milestone fees and revenue sharing. There can be no assurance that the Company will be successful in achieving such an alliance, nor can the Company predict the amount of funds which might be available to it if it entered into such an alliance or the time at which such funds would be made available.

      Pursuant to the terms of the Company's Series A Convertible Preferred Stock (the "Series A Preferred Stock" or "Series A Preferred Shares"), the holders of the Series A Preferred Shares are entitled to receive, out of funds legally available therefor, cumulative dividends at the annual rate of $6.00 per share, compounded annually. Dividends are payable on the then outstanding Series A Preferred Shares in cash upon the earlier of (i) annually on December 31st of each year beginning on December 31, 1999; or (ii) at the time of conversion or redemption of the Series A Preferred Shares on which the dividend is being paid. Dividends on the Series A Preferred Shares accumulate and accrue from December 15, 1997 (the date of original issuance) and accrue thereafter, whether or not earned or declared. As of June 30, 1998, dividends aggregating approximately $1,302,000 had accrued on the Series A Preferred Shares.

      Dilution.

      Warrants to purchase 2,281,050 shares of the Company's Common Stock (which includes 1,314,850 warrants held by directors, officers, employees and consultants of the Company), at an average exercise price of approximately $2.79 per share (subject to adjustment) and stock options to purchase 4,548,424 shares of the Company's Common Stock (which includes 4,098,424 options granted to directors, officers, employees and consultants of the Company under the Company's stock option plans at an average exercise price of approximately $7.90 per share (subject to adjustment), were outstanding as of September 25, 1998. The shares underlying such options and warrants (including the Options and Warrants which are covered by this Prospectus) are covered, or will be covered prior to exercise, by effective registration statements on file with the Commission. For the life of such options and warrants, the holders thereof are given an opportunity to benefit from a rise in the market price of the Common Stock with a resulting dilution of the interest of other stockholders. The exercise of such options and warrants is likely to be undertaken at a time when the Company, in all probability, could obtain additional equity capital from the public on terms more favorable than those provided for pursuant to the options and warrants. The exercise of a significant number of options and warrants at any one time or the sale of a substantial number of shares of Common Stock acquired upon exercise of options or warrants could adversely affect the market price of the Company's Common Stock and the Company's ability to raise additional equity capital.

      As of September 25, 1998, 400,000 Series A Preferred Shares were outstanding. The Series A Preferred Shares have a stated value of $100. 100,000 Series A Preferred Shares were immediately convertible into Common Stock on December 15, 1997 (the "Issuance Date"); an additional 100,000 Series A Preferred Shares become convertible on or after January 1, 2000 (the "Second Anniversary Date"); an additional 100,000 Series A Preferred Shares become convertible on or after January 1, 2001 (the "Third Anniversary Date"); and an additional 100,000 Series A Preferred Shares become convertible on or after January 1, 2002 (the "Fourth Anniversary Date"). Series A Preferred Shares converted on or after the Issuance Date and before the Second Anniversary are convertible at a per share conversion price of $12.50; Series A Preferred Shares converted on or after the Second Anniversary Date and before the Third Anniversary Date are convertible at a per share conversion price equal to the Average Market Price of the Common Stock for the five (5) consecutive trading days ending one trading day prior to the Second Anniversary Date; Series A Preferred Shares converted on or after the Third Anniversary Date and before the Fourth Anniversary Date are convertible at a per share conversion price equal to the Average Market Price of the Common Stock for the five (5) consecutive trading days ending one trading day prior to the Third Anniversary Date; Series A Preferred Shares converted on or after the Fourth Anniversary Date and before January 1, 2003 are convertible at a per share conversion price equal to 88% of the Average Market Price of the Common Stock for the five (5) consecutive trading days ending one trading day prior to the Fourth Anniversary Date; and Series A Preferred Shares converted on or after January 1, 2003 are convertible at a per share conversion price equal to the Average Market Price of the Common Stock for the five (5) consecutive trading days ending one trading day prior to the receipt by the Company of a notice of conversion. For purposes of computing the conversion price, "Average Market Price" of the Common Stock for any period is the average of the closing prices for the Common Stock for each trading day in such period as reported by the NASDAQ National Market or any trading system on which the Common Stock may then be quoted. The conversion price is subject to adjustment in the case of certain dilutive events. Further, in the event the Average Market Price of the Common Stock for the five (5) consecutive trading days ending one trading day prior to any trading day during which any Series A Preferred Shares are outstanding exceeds 150% of the conversion price then in effect, the Company has the right to require the holder of the Series A Preferred Shares to convert all such shares as may then be convertible. In connection with the issuance of the Series A Preferred Shares, Merck was granted certain registration rights with respect to the underlying shares of Common Stock. Due to the fact that, commencing on the Second Anniversary Date, the number of shares of Common Stock into which Series A Preferred Shares are convertible is not fixed, and is determined with reference to the market prices of the Company's Common Stock as described above, as the market price of the Common Stock decreases, the number of shares issuable upon conversion of the Series A Preferred Shares will increase.

      Limited Manufacturing Experience.

      To  be  successful,   the  Company's  products  must  be  manufactured  in
commercial quantities in compliance with regulatory requirements and at acceptable costs. Although the Company has developed products in the laboratory and in some cases has produced sufficient quantities of materials for pre-clinical animal trials and early stage clinical trials, production in late stage clinical or commercial quantities may create technical challenges for the Company. The Company owns a facility which is used as its clinical-scale manufacturing facility. If it commercializes its products, the Company may adapt this facility or outfit an additional facility for use as its commercial-scale manufacturing facility. However, the Company has limited experience in clinical-scale manufacturing and no experience in commercial-scale manufacturing, and no assurance can be given that the Company will be able to make the transition to late stage clinical or commercial production. The timing and any additional costs of adapting the Company's facility or outfitting an additional facility for commercial manufacturing will depend on several factors, including the progress of products through clinical trials, and such timing and additional costs are not yet determinable.

      Establishing Sales and Marketing Capability.

      As a research and development company, the Company does not have significant experience in selling or marketing new products. The Company's current strategy does not necessarily include marketing products on its own, as it may do so initially through, or in conjunction with, its corporate partners. See "Risk Factors-Dependence on Certain Contractual Agreements with Corporate Partners. " At such time as the Company seeks to market directly a new product, the Company will require expertise in sales and marketing. There can be no assurance that the Company will be able to retain qualified or experienced sales and marketing personnel or that any efforts undertaken by such personnel will be successful. Under the Company's agreement with Merck, the Company has the right to co-market BEC2 in North America in the event BEC2 is approved for sale in North America.

      Dependence on Certain Contractual Agreements with Corporate Partners.

      To date, the Company has derived substantially all, and the Company expects to continue to derive over the next several years a substantial portion, of its revenues related to research and development funding and license fee revenues from agreements with corporate partners. These agreements typically provide the corporate partner with certain rights to manufacture and/or market in certain geographic areas specified products which are developed using the Company's proprietary technology, subject to an obligation to pay royalties to the Company based on future product sales, if any. Certain of these agreements provide for funding by corporate partners of research activities performed by the Company, and in some cases for payments to the Company of license fees, either upon entering into such agreements or upon achievement of specified research, regulatory and commercialization milestones, or both. The Company's revenues from these agreements are not received at regular intervals, have fluctuated in the past, and are expected to continue to fluctuate in the future. In general, the agreements from which the Company derives such revenues are subject to early termination at the election of the corporate partner. In the past, some of these arrangements have been terminated. There is no assurance that revenues from these sources will be maintained, or that the Company will enter into any additional agreements of a similar nature.

      Under most of these agreements, the corporate partner, at least for certain territories, controls and is responsible for the design and conduct of pre-clinical and clinical trials, seeking and obtaining of regulatory approvals, establishing clinical and commercial-scale manufacturing capabilities and manufacturing and marketing of products in those territories. Pursuant to such agreements, the amount and timing of funding and the investment of other resources are controlled by such other parties and also are subject to the risk of financial or other difficulties that may befall such other parties. In addition, the Company's corporate partners or their affiliates may be pursuing alternative products or technologies addressing the same purposes as those which are the subject of their collaboration with the Company. While the Company believes its corporate partners have or will have an economic motivation to succeed in performing their obligations under such agreements, there can be no assurance that the corporate interests and motivations of these partners will remain consistent with those of the Company.

      Uncertainties as to Patents and Proprietary Technologies.

      The patent position of biopharmaceutical companies generally is highly uncertain and involves complex legal and factual questions. The Company's success will depend, in part, on its ability to obtain patents on its own products, obtain licenses to use third parties' technologies, protect trade secrets, and operate without infringing the proprietary rights of others. If the Company is unable to obtain patents that adequately protect its own products, or if any of the Company's proprietary technologies were to conflict with the rights of others, the Company's ability to commercialize products using such technologies could be materially and adversely affected.

      The Company currently is the exclusive licensee or assignee of 42 issued patents worldwide, 24 of which are issued United States patents. The Company is the assignee or exclusive licensee of approximately 36 families of patent applications in the United States and in foreign countries directed to its proprietary technology. There can be no assurance that patents will issue as a result of any of such applications. Nor can there be any assurance that issued patents would be of substantial protection or commercial benefit to the Company or would afford the Company adequate protection from competing products. For example, issued patents may be challenged and declared invalid. In addition, under many of its license agreements with third parties, the Company is required to meet specified milestone or diligence requirements in order to retain its license to such third party patents and patent applications. There can be no assurance that the Company will satisfy any of these requirements.

      The Company holds rights under certain third party patents that it considers necessary for the development of its technology. It is anticipated that, in order to commercialize certain of the products that the Company is developing or may develop, the Company may be required to obtain additional licenses to patents from third parties. However, the extent to which such licenses may be required, the availability of such licenses and the cost of such licenses, if they are available, are uncertain, at present.

      The Company is aware that other parties have filed patent applications in various countries in several areas in which the Company is developing products. Some of these patent applications have issued as patents and some are still pending. There can be no assurance that the pending patent applications will not issue as patents. Issued patents are entitled to a rebuttable presumption of validity under the laws of the United States and certain other countries. These issued patents may adversely affect the ability of the Company to develop commercial products it is attempting to develop. If licenses to such patents are needed, there can be no assurance that any such licenses would be obtainable by the Company on acceptable terms.

      The following are some of the areas in which the Company may be adversely affected by the patents and patent applications of others:

      The Company has an exclusive license to an issued U.S. patent for the murine form of C225, the Company's EGFr antibody product. The Company's licensor did not seek patent protection outside the United States with respect to this antibody. Outside the United States, the Company is relying, in part, on patent applications exclusively licensed from a major pharmaceutical company which claim the use of an EGFr antibody in conjunction with chemotherapeutic agents. The Company is currently prosecuting these applications. There can be no assurance that the Company will be successful in these efforts.

      The EGFr antibody being developed by the Company is a "chimerized" monoclonal antibody. Patents have been issued to other biotechnology companies that cover the chimerization of antibodies, and the Company may be required to obtain licenses under these patents in order to commercialize its chimerized monoclonal antibodies. There can be no assurance that the Company will be able to obtain such licenses in the territories where it proposes commercialization.

      The Company is aware that third-party patents have been issued in the United States and Europe covering anti-idiotypic antibodies and/or their use for the treatment of tumors. Such patents, if valid, could be construed to cover the Company's BEC2 monoclonal antibody and certain uses thereof in the United States and most of Europe. Merck, the Company's licensee of BEC2 worldwide (except that the Company has retained the right to co-promote BEC2 in the United States), has informed the Company that it has obtained a non-exclusive, worldwide license to such patent in order to market

BEC2 in its territory. No assurance can be given that such license would be available to the Company in other parts of the world on commercially acceptable terms, if at all.

      The Company maintains a proprietary position with respect to anti-angiogenic therapeutics, as well as therapeutic methods of treating angiogenic disease, through patents and patent applications filed by the Company. The Company is aware that third parties have filed patent applications that could affect the ability of the Company to commercialize some of its anti-angiogenic therapeutics or therapeutic treatments.

      The United Sates Patent and Trademark Office has granted two patents for the Company's cysteine-depleted IL-6 molecular variant, IL-6m, and the DNA that encodes IL-6m. The patent and patent applications are co-owned by the Company and the University of North Carolina, whose rights have been exclusively licensed to the Company. The Company is aware of patents issued to a third party in the United States and Europe covering cysteine-depleted proteins. In addition, the Company is aware of third-party patents for both recombinant and native IL-6 and methods for its production. The Company is aware of a European patent for the DNA encoding for human recombinant IL-6 and methods for its production which has been exclusively licensed on a worldwide basis to a pharmaceutical company. The Company has entered into a settlement agreement with such pharmaceutical company whereby the pharmaceutical company has agreed not to enforce its patent against the Company based on the Company's use of its IL-6m patent or patent applications.

      The Company is aware that third parties have filed patent applications in areas that could affect the ability of the Company or its licensee for diagnostics, Abbott, to commercialize the Company's diagnostic products. These areas could include target amplification technology and signal amplification technology. Third party patents have already issued in the field of target amplification such as polymerase chain reaction technology (also known as PCR).

      There has been significant litigation in the biopharmaceutical industry regarding patents and other proprietary rights. Such litigation has consumed substantial resources for the parties involved. If the Company became involved in similar litigation regarding its intellectual property rights, the cost of such litigation could be substantial and could have a material adverse effect on the Company.

      Certain proprietary trade secrets and unpatented know-how are important to the Company in conducting its research and development activities. There can be no assurance that others may not independently develop the same or similar technologies. Although the Company has taken steps, including entering into confidentiality agreements with its employees and third parties, to protect its trade secrets and unpatented know-how, third parties nonetheless may gain access to such information.

      Reliance on and Attraction and Retention of Key Personnel and Consultants.

      The Company's ability to successfully develop marketable products and to maintain a competitive position will depend in large part on its ability to attract and retain highly qualified scientific and management personnel and to develop and maintain relationships with leading research institutions and consultants. The Company is highly dependent upon the principal members of its management, scientific staff and Scientific Advisory Board. Competition for such personnel and relationships is intense, and there can be no assurance that the Company will be able to continue to attract and retain such personnel.

      Technological Change and Risk of Obsolescence; Competition.

      The biopharmaceutical industry is subject to rapid and significant technological change. The Company has numerous competitors, including major pharmaceutical and chemical companies, specialized biotechnology firms, universities and other research institutions. These competitors may succeed in developing technologies and products that are more effective than any which are being developed by the Company or which would render the Company's technology and products obsolete and non-competitive. Many of these competitors have substantially greater financial and technical resources and production and marketing capabilities than the Company. In addition, many of the Company's competitors have significantly greater experience than the Company in pre-clinical testing and human clinical trials of new or improved pharmaceutical products and in obtaining Food and Drug Administration ("FDA") and other regulatory approvals on products for use in health care. The Company is aware of various products under development or manufactured by competitors that are used for the prevention, diagnosis or treatment of certain diseases the Company has targeted for product development, some of which use therapeutic approaches that compete directly with certain of the Company's product candidates. The Company has limited experience in conducting and managing the pre-clinical testing necessary to enter the clinical trials that are required to obtain government approvals, and has limited experience in conducting clinical trials. Accordingly, the Company's competitors may succeed in obtaining FDA approval for products more rapidly than the Company, which could adversely affect the Company's ability to further develop and market its products. If the Company commences significant commercial sales of its products, it will also be competing with respect to manufacturing efficiency and marketing capabilities, areas in which the Company has limited or no experience.

      Extensive Government Regulation.

      Research, pre-clinical development, clinical trials and the manufacturing and marketing of therapeutic and diagnostic products under development by the Company are subject to extensive and rigorous regulation by governmental authorities in the United States and other countries. Clinical trials and the manufacturing and marketing of products will be subject to the testing and approval processes of the FDA and comparable foreign regulatory authorities. The process of obtaining such required regulatory approvals for the types of products under development by the Company usually takes many years and is expensive. Development of a new biologic therapeutic or vaccine product may take, from initiation of clinical trials until FDA approval, an average of five to ten years (or more), while in vitro diagnostics may take approximately two to six years, or more, depending on the requirements of the approval process or clinical data requirements. If the FDA requests additional data, these time periods can be substantially increased. Even after such additional data are submitted, there can be no assurance of obtaining FDA approval. In addition, product approvals may be withdrawn or limited for noncompliance with regulatory standards or the occurrence of unforeseen problems following initial marketing. The Company has not sought or received regulatory approval for the commercial sale of any of its products or for any manufacturing processes or facilities. The Company and its licensees may encounter significant delays or excessive costs in their respective efforts to secure necessary approvals or licenses. Future federal, state, local or foreign legislative or administrative acts could also prevent or delay regulatory approval of the Company's or its licensees' products. There can be no assurance that the Company or its collaborative partners will be able to obtain the necessary approvals for clinical testing, manufacturing or marketing of the Company's products, or that the clinical data they obtain in clinical studies will be sufficient to establish the safety and effectiveness of the products. Failure to obtain or maintain requisite governmental approvals or failure to obtain approvals of the clinical intended uses requested, could delay or preclude the Company or its licensees from further developing particular products or from marketing their products or could limit the commercial use of the products and thereby have a material adverse effect on the Company's liquidity and financial condition.

      Product Liability Exposure.

      The use of the Company's product candidates during testing or after approval entails an inherent risk of adverse effects which could expose the Company to product liability claims. There can be no assurance that the Company would have sufficient resources to satisfy any liability resulting from any such claims. The Company endeavors to obtain indemnification by its corporate partners against certain of such claims. However, there can be no assurance that such parties will honor, or have the financial resources to honor, any such obligations. The Company currently has product liability insurance which covers products in pre-clinical and clinical testing. There can be no assurance that such coverage will be adequate in scope to protect the Company in the event of a successful product liability claim.

      Hazardous Materials; Environmental Matters.

      The Company's research and development activities involve the controlled use of hazardous materials, chemicals, viruses and various radioactive compounds. The Company is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result, and any such liability could exceed the resources of the Company. The Company may be required to incur significant costs to comply with environmental laws and regulations in the future. The Company's operations, business or assets may be materially or adversely affected by current or future environmental laws or regulations.

      Uncertainty of Health Care Reimbursement and Related Matters.

      The Company's ability to earn sufficient returns on its products may depend in part on the extent to which reimbursement for the costs of such products and related treatments will be available to purchasers or users thereof from government health administration authorities, private health coverage insurers and other organizations. If purchasers or users of the Company's products are not entitled to adequate reimbursement for the cost of using such products, they may forego or reduce such use. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and there can be no assurance that adequate third-party coverage will be available.

      Possible Volatility of Stock Price.

      The Company believes that factors such as the status of its products in development, announcements of new products, formation or termination of corporate alliances, other developments by the Company, its competitors or the FDA, determinations in connection with patent applications of the Company or others and variations in quarterly operating results, among others, could cause the market price for the Common Stock to fluctuate substantially. In addition, the stock market has experienced extreme price and volume fluctuations that have particularly affected the market price for many high technology and healthcare-related companies and that have often been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of the Common Stock.

      Limitations on Net Operating Loss Carryforwards.

      At December 31, 1997, the Company had net operating loss carryforwards for federal income tax purposes of approximately $115,000,000 which expire at various dates from 2000 through 2012. At December 31, 1997 the Company had research credit carryforwards of approximately $2,303,000 which expire at various dates from 2001 through 2012. Pursuant to Section 382 of the Internal Revenue Code of 1986, as amended, the annual utilization of a company's net operating loss and research credit carryforwards may be limited if such company experiences a change in ownership of more than 50 percentage points within a three-year period. Since 1986, the Company has experienced two such ownership changes. Accordingly, the Company's net operating loss carryforwards available to offset future federal taxable income arising before such ownership changes are limited to $5,159,000 annually. Similarly, the Company is restricted in using its research credit carryforwards arising before such ownership changes to offset future federal income tax expense.

      Dividend Policy and Restrictions.

      The Company has never paid any cash dividends on its Common Stock. The Board of Directors of the Company will determine future dividend policy based on the Company's results of operations, financial condition, capital requirements and other circumstances. The Company does not anticipate that any dividends will be declared on its Common Stock in the foreseeable future. Except as may be utilized to pay the dividends payable on the Company's Series A Preferred Stock, any earnings which the Company may realize will be retained to finance the growth of the Company. In addition, the terms of the Series A Preferred Stock restrict the payment of dividends on other classes and series of stock. See "Prospectus Summary-The Company-BEC2 Cancer Vaccine" and "Risk Factors-Dilution."

                                 USE OF PROCEEDS

      The Company will not receive any proceeds from the sale of the Shares offered herein by the Selling Stockholders, however, the Company has received or will receive the exercise price for Options and Warrants upon the prior or future exercise by such Selling Stockholders of such Options and Warrants. If all of the Options and Warrants held by Selling Stockholders as of the date of this Prospectus and covered by this Prospectus are exercised, the Company will receive aggregate estimated proceeds (including any amounts received by the Company in connection with the previous exercise by Selling Stockholders of Options and Warrants prior to the date of this Prospectus) of approximately $17,562,000. The Company anticipates utilizing any such proceeds received, and has utilized any such proceeds previously received, upon the exercise of such Options and Warrants (i) to continue to fund and expand its research and development programs and (ii) for general corporate purposes, including working capital. There can be no assurance that any of the Options will be exercised.

                              SELLING STOCKHOLDERS

      This Prospectus covers possible sales by the Selling Stockholders, who are officers and directors of the Company who may be "affiliates" of the Company (as such term is defined under Rule 405 under the Securities Act), of Shares that such Selling Stockholders have acquired and/or may acquire through the exercise of Options granted under the Plans and/or Warrants. The names of such officers and directors who may be Selling Stockholders from time to time are listed below, along with, as of September 25, 1998, (i) the number of shares of Common Stock currently owned by each such person, (ii) the number of Shares offered by each such person for sale hereby and (iii) the number of shares of Common Stock to be owned by each such Selling Stockholder following the completion of the offering contemplated hereby and the percentage that such shares will bear to the number of outstanding shares of Common Stock at such time. The number of Shares offered for sale by such individuals may be updated in, and additional individuals who are affiliates of the Company may be added as Selling Stockholders hereunder by, supplements to this Prospectus, which will be filed with the Commission in accordance with Rule 424(b) under the Securities Act. In reliance upon Item 2(b) of General Instruction C to Form S-8 under the Securities Act, the officers and directors of the Company listed below as Selling Stockholders have been listed herein whether or not such persons have a present intent to reoffer or resell any or all of the Shares listed as owned by them and being offered hereby.

                                                       Number       Percentage
                                                     of Shares       of Shares
                         Number           Number    Beneficially   Beneficially
                        of Shares       of Shares   Owned After    Owned After
                       Beneficially      Offered    Completion of Completion of
Selling Stockholder(1)   Owned(2)       Hereby(3)    Offering(4)    Offering(4)
----------------------   --------       ---------    -----------    -----------

Richard Barth             41,500(5)       40,000(5)      1,500          *

Dr. Jean Carvais          48,542(6)       48,542(6)          0          *

Vincent T. DeVita, Jr     90,842(7)       90,542(7)        300          *

Robert F. Goldhammer     836,576(8)      183,232(8)    653,344          2.41%

Carl S. Goldfischer      375,000(9)      375,000(9)          0          *

David M. Kies           107,000(10)      41,397(10)     65,603          *

Paul B. Kopperl          70,960(11)      49,960(11)     21,000          *

John Mendelsohn         212,226(12)     212,226(12)          0          *

William Miller           42,397(13)      41,397(13)      1,000          *

Harlan Waksal         1,245,780(14)     411,578(14)    834,202          3.07%

Samuel Waksal         1,467,583(15)   1,359,000(15)    108,583          *

----------
*     Less than 1%.

(1) Notwithstanding their respective inclusion in this table as Selling Stockholders, the individuals listed in this table expressly disclaim that they are affiliates of the Company.

(2) Assumes that all options or warrants to acquire Common Stock held by such Selling Stockholder are exercisable within 60 days of the date of this Prospectus.

(3) Assumes that all Options and Warrants held by such Selling Stockholder are fully exercisable for the underlying Shares.

(4) Assumes the sale of all Shares offered by all Selling Stockholders under this Prospectus, and that all options and warrants to acquire Common Stock held by such Selling Stockholders are exercisable within 60 days of the date of the completion of the offering. As the Company is unable, as of the date of this Prospectus, to determine the date of the completion of the offering hereunder, the number of shares and percentages shown hereunder are computed with reference to the aggregate number of shares of Common Stock of the Company issued and outstanding as of September 25, 1998 and giving effect to the exercise of the Options and Warrants. Shares of the Company's Series A Convertible Preferred Stock are not included, as no voting rights are attached to such shares.

(5) Includes an aggregate of 40,000 Shares subject to Options granted to Mr. Barth pursuant to the ImClone Systems Incorporated 1996 Non-Qualified Stock Option Plan. Mr. Barth is a director of the Company

(6) Includes (i) an aggregate of 20,542 Shares subject to Options granted to Dr. Carvais pursuant to the ImClone Systems Incorporated 1986 Non-Qualified Stock Option Plan and (ii) an aggregate of 28,000 Shares subject to Options granted to Dr. Carvais pursuant to the ImClone Systems Incorporated 1996 Non-Qualified Stock Option Plan. Dr. Carvais is a director of the Company.

(7) Includes (i) an aggregate of 48,542 Shares subject to Options granted to Dr. DeVita pursuant to the ImClone Systems Incorporated 1986 Non-Qualified Stock Option Plan, (ii) an aggregate of 20,000 Shares previously acquired by Mr. DeVita upon the exercise of Options granted thereto pursuant to the ImClone Systems Incorporated 1986 Non-Qualified Stock Option Plan, and (iii) an aggregate of 22,000 Shares subject to Options granted to Mr. DeVita pursuant to the ImClone Systems Incorporated 1996 Non-Qualified Stock Option Plan. Dr. DeVita is a director of the Company.

(8) Includes (i) an aggregate of 8,542 Shares subject to Options granted to Mr. Goldhammer pursuant to the ImClone Systems Incorporated 1986 Non-Qualified Stock Option Plan, (ii) an aggregate of 105,000 Shares subject to Options granted to Mr. Goldhammer pursuant to the ImClone Systems Incorporated 1996 Non-Qualified Stock Option Plan and (iii) an aggregate of 69,690 Shares subject to Warrants issued to Mr. Goldhammer. The additional shares of Common Stock listed under the column "Number of Shares Beneficially Owned" include 13,314 shares of Common Stock held in trust, as to which Mr. Goldhammer disclaims beneficial ownership. Mr. Goldhammer is the Chairman of the Company's Board of Directors.

(9) Includes (i) an aggregate of 350,000 Shares subject to Options granted to Dr. Goldfischer pursuant to the ImClone Systems Incorporated 1996 Non-Qualified Stock Option Plan and (ii) an aggregate of 25,000 Shares subject to Options granted to Dr. Goldfischer pursuant to the ImClone Systems Incorporated 1996 Incentive Stock Option Plan. Dr. Goldfischer is the Company's Vice President, Finance and Chief Financial Officer.

(10) Includes (i) an aggregate of 25,000 Shares subject to Options granted to Mr. Kies pursuant to the ImClone Systems Incorporated 1996 Non-Qualified Stock Option Plan and (ii) an aggregate of 16,397 Shares previously acquired by Mr. Kies upon the exercise of Options granted thereto pursuant to the ImClone Systems Incorporated 1996 Non-Qualified Stock Option Plan. The additional shares of Common Stock listed under the column "Number of Shares Beneficially Owned" include 6,000 shares of Common Stock held by Mr. Kies as custodian for his son, as to which Mr. Kies disclaims beneficial ownership. Mr. Kies is a director of the Company.

(11) Includes (i) an aggregate of 7,500 Shares subject to Options granted to Mr. Kopperl pursuant to the ImClone Systems Incorporated 1986 Non-Qualified Stock Option Plan and (ii) an aggregate of 40,000 Shares subject to Options granted to Mr. Kopperl pursuant to the ImClone Systems Incorporated 1996 Non-Qualified Stock Option Plan. The additional shares of Common Stock listed under the column "Number of Shares Beneficially Owned" include 500 shares of Common Stock held by Mr. Kopperl's spouse as to which Mr. Kopperl disclaims beneficial ownership. Mr. Kopperl is a director of the Company.

(12) Includes (i) an aggregate of 120,000 Shares subject to Options granted to Dr. Mendelsohn pursuant to the ImClone Systems Incorporated 1986 Non-Qualified Stock Option Plan and (ii) an aggregate of 92,226 Shares subject to Options granted to Dr. Mendelsohn pursuant to the ImClone Systems Incorporated 1996 Non-Qualified Stock Option Plan. Dr. Mendelsohn is a director of the Company.

(13) Includes an aggregate of 41,397 Shares subject to Options granted to Mr. Miller pursuant to the ImClone Systems Incorporated 1996 Non-Qualified Stock Option Plan. Mr. Miller is a director of the Company.

(14) Includes (i) an aggregate of 390,000 Shares subject to Options granted to Dr. Waksal pursuant to the ImClone Systems Incorporated 1996 Non-Qualified Stock Option Plan and the ImClone Systems Incorporated 1996 Incentive Stock Option Plan, (ii) an aggregate of 3,180 Shares subject to Warrants issued to Dr. Waksal and (iii) an aggregate of 18,398 Shares previously acquired by Dr. Waksal upon the exercise of Options granted thereto pursuant to the ImClone Systems Incorporated 1986 Non-Qualified Stock Option Plan. Dr. Harlan Waksal is the Company's Executive Vice President and Chief Operating Officer and a director of the Company. Dr. Harlan Waksal and Dr. Samuel Waksal are brothers.

(15) Includes (i) an aggregate of 75,000 Shares subject to Options granted to Dr. Waksal pursuant to the ImClone Systems Incorporated 1986 Non-Qualified Stock Option Plan, (ii) an aggregate of 595,000 Shares subject to Options granted to Dr. Waksal pursuant to the ImClone Systems Incorporated 1996 Non-Qualified Stock Option Plan and the ImClone Systems Incorporated 1996 Incentive Stock Option Plan, (iii) an aggregate of 350,000 Shares subject to Warrants issued to Dr. Waksal and (iv) an aggregate of 339,000 Shares previously acquired by Dr. Waksal upon the exercise of Warrants issued thereto. Dr. Samuel Waksal is the Company's President and Chief Executive Officer. Dr. Samuel Waksal and Dr. Harlan Waksal are brothers.

                              PLAN OF DISTRIBUTION

      The Shares, which have been issued and/or are issuable upon the exercise of the Options or Warrants may be sold pursuant to this Prospectus by the Selling Stockholders. These sales may occur in privately negotiated transactions or in the over-the-counter market through brokers and dealers, as agents, or to brokers and dealers, as principals who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or from the purchasers of the Common Stock for whom the broker-dealers may act as agent or to whom they may sell as principal, or both. After the passage of the requisite period of time, the Selling Stockholders may also sell the Shares pursuant to Rule 144. The Company has been advised by the Selling Stockholders that they have not made any arrangements relating to the distribution of the Shares. In effecting sales, broker-dealers engaged by the Selling Stockholder may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the Selling Stockholder in amounts to be negotiated immediately prior to the sale.

      Upon being notified by a Selling Stockholder that any material arrangement (other than a customary brokerage account agreement) has been entered into with a broker or dealer for the sale of Shares pursuant to this Prospectus through a block trade, purchase by a broker or dealer, or similar transaction, the Company will file a supplemented Prospectus pursuant to Rule 424(c) under the Securities Act disclosing (a) the name of each such broker-dealer, (b) the number of Shares involved, (c) the price at which such Shares were sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), (e) if applicable, that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in the Prospectus, as supplemented, and (f) any other facts material to the transaction.

      The Selling Stockholders and any broker-dealers who execute sales for the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act by virtue of the number of shares of Common Stock to be sold or resold by such persons or entities or the manner of sale thereof, or both. If the Selling Stockholders or any broker-dealer or other holders were determined to be underwriters, any discounts, concessions or commissions received by them or by brokers or dealers acting on their behalf and any profits received by them on the resale of their shares of Common Stock might be deemed underwriting discounts and commissions under the Securities Act.

      The Selling Stockholders have represented to the Company that any purchase or sale of the Common Stock by them will be in compliance with Regulation M ("Regulation M") promulgated under the Exchange Act. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of the Company's Common Stock (the "Distribution") from directly or indirectly bidding for, or purchasing for any account in which he has a beneficial interest, any Common Stock or any right to purchase Common Stock, for a period of one business day prior to and subsequent to completion of his participation in the Distribution (the "Distribution Period").

      During the Distribution Period, Rule 104 ("Rule 104") under Regulation M prohibits the Selling Stockholders and any other persons engaged in the Distribution from engaging in any stabilizing bid or purchasing the Common Stock except for the purpose of preventing or retarding a decline in the open market price of the Common Stock. No such person may effect any stabilizing transaction to facilitate any offering at the market. Inasmuch as any Selling Stockholder will be reoffering and reselling the Common Stock at the market, Rule 104 prohibits him or her from effecting any stabilizing transaction in contravention of Rule 104 with respect to the Common Stock.

                                  LEGAL MATTERS

      Certain legal matters in connection with the sale and validity of the Shares will be passed upon for the Company by Kaye, Scholer, Fierman, Hays & Handler, LLP.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      The Company's Certificate of Incorporation and Bylaws provide for indemnification of officers and directors in instances, among others, in which they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Company and in which, with respect to criminal proceedings, they had no reasonable cause to believe their conduct was unlawful.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

      The contents of ImClone Systems Incorporated's (the "Company") Registration Statement on Form S-8, File No.333-10275, filed with the Securities and Exchange Commission (the "Commission") on August 15, 1996 are incorporated herein by reference.

Item 8.       Exhibits.

Exhibit No.   Description
-----------   -----------

5.1 Opinion of Kaye, Scholer, Fierman, Hays & Handler, LLP with respect to the legality of the securities being registered. (Filed herewith).

23.1          Consent of KPMG Peat Marwick LLP. (Filed herewith).

23.2 Consent of Kaye, Scholer, Fierman, Hays & Handler, LLP. (Included in Exhibit 5.1).

24.           Power  of  Attorney.   (Included   on  signature   pages  to  this
              Registration Statement).

99.1 ImClone Systems Incorporated 1996 Incentive Stock Option Plan, As Amended. (Incorporated by reference to Exhibit No. 99.1 of ImClone Systems Incorporated's Quarterly Report of Form 10-Q for the fiscal quarter ended June 30, 1997).

99.2 ImClone Systems Incorporated 1996 Non-Qualified Stock Option Plan, As Amended. (Incorporated by reference to Exhibit 99.2 of ImClone Systems Incorporated's Quarterly Reporting Form 10-Q for the fiscal quarter ended June 30, 1997).

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 30th day of September 1998.

                                  IMCLONE SYSTEMS INCORPORATED

                                  By: /s/  Samuel D. Waksal
                                      ----------------------------------------
                                      Samuel D. Waksal
                                      President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose individual signature appears below hereby authorizes Samuel D. Waksal, Harlan W. Waksal and John B. Landes, or any of them, to execute in the name and on behalf of each such person and to file any amendment to this Registration Statement, and appoints Samuel D. Waksal, Harlan W. Waksal and John B. Landes, or any of them, as attorney-in-fact to sign on his behalf individually and in each capacity stated below, and to file any amendments to this Registration Statement, including any and all post-effective amendments.

        Signature                     Title                          Date
        ---------                     -----                          ----

/s/  Robert F. Goldhammer    Chairman of the Board            September 30, 1998
-------------------------    and Director
Robert F. Goldhammer

/s/ Samuel D. Waksal         President, Chief Executive       September 30, 1998
-------------------------    Officer
Samuel D. Waksal             and Director
                             (Principal Executive Officer)

/s/  Harlan W. Walsal        Executive Vice President,        September 30, 1998
-------------------------    Chief Operating
Harlan W. Waksal             Officer and Director

/s/  Carl Goldfischer        Vice President of Finance        September 30, 1998
-------------------------    and Chief Financial
Carl Goldfischer             Officer (Principal
                             Financial and Accounting
                             Officer)

/s/  Jean Carvais            Director                         September 30, 1998
-------------------------
Jean Carvais

/s/ Vincent T. DeVita, Jr.   Director                         September 30, 1998
--------------------------
Vincent T. DeVita, Jr.

/s/  Paul B. Kopperl         Director                         September 30, 1998
-------------------------
Paul B. Kopperl

/s/  William R. Miller       Director                         September 30, 1998
-------------------------
William R. Miller

/s/  Davis M. Kies           Director                         September 30, 1998
-------------------------
David M. Kies

/s/  John Mendelsohn         Director                         September 30, 1998
-------------------------
John Mendelsohn

/s/  Richard Barth           Director                         September 30, 1998
-------------------------
Richard Barth

                                  EXHIBIT INDEX

Exhibit
No.                        Description
---                        -----------

5.1 Opinion of Kaye, Scholer, Fierman, Hays & Handler, LLP with respect to the legality of the securities being registered. (Filed herewith).

23.1      Consent of KPMG Peat Marwick LLP. (Filed herewith).

23.2      Consent of Kaye, Scholer,  Fierman,  Hays & Handler, LLP. (Included in
          Exhibit 5.1).

24. Power of Attorney. (Included on signature pages to this Registration Statement).

99.1 ImClone Systems Incorporated 1996 Incentive Stock Option Plan, As Amended. (Incorporated by reference to Exhibit No. 99.1 of ImClone Systems Incorporated's Quarterly Report of Form 10-Q for the fiscal quarter ended June 30, 1997).

99.2 ImClone Systems Incorporated 1996 Non-Qualified Stock Option Plan, As Amended. (Incorporated by reference to Exhibit 99.2 of ImClone Systems Incorporated's Quarterly Reporting Form 10-Q for the fiscal quarter ended June 30, 1997).